Exhibit 2(f)

CONDITIONAL ASSIGNMENT
AND
SECURITY AGREEMENT


	CONDITIONAL ASSIGNMENT AND SECURITY AGREEMENT dated as of the 6th day of July, 2000 made by Electronic Retailing Systems International, Inc., a Delaware corporation (hereinafter referred to as the "Parent"), and Electronic Retailing Systems International, Inc., a Connecticut corporation and wholly-owned subsidiary of the Parent (collectively, with each additional subsidiary of the Parent becoming a party hereto in the manner hereinafter set forth, hereinafter referred to as the "Subsidiary Grantor" and, together with the Parent, hereinafter referred to as the "Grantors"), in favor of United States Trust Company of New York, as agent (hereinafter referred to as the "Collateral Agent") for each of the Secured Parties hereinafter identified.

W I T N E S S E T H:

WHEREAS, the Secured Parties have, respectively, acquired or hold the Parent's 10% Promissory Notes in the original aggregate principal amount of approximately $5,000,000 (together with all further promissory notes subsequently issued pursuant thereto on account of interest thereunder, and any additional notes executed and delivered by the Parent in exchange or replacement of such notes, hereinafter referred to as the "10% Notes"), and the Parent's 8% Promissory Notes in the original aggregate principal amount of approximately $5,000,000 (together with all further promissory notes subsequently issued pursuant thereto on account of interest thereunder, and any additional notes executed and delivered by the Parent in exchange or replacement of such notes, hereinafter referred to as the "8% Notes");

	WHEREAS, the Subsidiary Grantor has entered into a Guaranty Agreement (as may be modified, amended, supplemented and/or restated from time to time, hereinafter referred to as the "Guaranty Agreement") with respect to the 10% Notes and the 8%
Notes (hereinafter referred to as the "Notes"); and

WHEREAS, each of the Grantors, by appropriate corporate action, has determined to create a security interest as hereinafter set forth to induce the Secured Parties to acquire the Notes and to secure to the Secured Parties the repayment of all indebtedness of the Parent to the Secured Parties arising

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thereunder, and all obligations of the Subsidiary Guarantor under the Guaranty Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, each of the Grantors hereby agrees with the Collateral Agent, for the ratable benefit of the Secured
Parties, as follows:

SECTION I

	DEFINITIONS

	For purposes of this Agreement, capitalized terms utilized herein and not otherwise defined herein shall have the respective meanings assigned and ascribed thereto under the Uniform Commercial Code (as hereinafter defined); and the following terms shall have the respective meanings assigned and ascribed to them under this Section I:

	(i)	The term "Accounts" shall mean any new existing and
future accounts (including all bank accounts, collection accounts and concentration accounts, together with all funds or other property held therein) and accounts receivable of the Grantors, respectively, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of the Grantors now or hereafter existing in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such accounts or accounts receivable.

	(ii)	The term "Collateral" shall mean the Grantors'
respective right, title and interest in and to all of their respective personal property and assets, including, without limitation, all Accounts, Chattel Paper, Equipment, General Intangibles, Goods, Instruments, Intellectual Property Collateral, Inventory and all other property and rights of the Grantors, or either of them, in which a security interest may be granted or perfected in accordance with the Uniform Commercial Code, including, without limitation, any shares of capital stock or other ownership interests in any Subsidiary of either Grantor, together with all products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral); excluding, however: (x) the NewCheck Securities and
(y) any shares of capital stock or other ownership interests in any Subsidiary of either Grantor organized under the laws of any

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jurisdiction outside of the United States to the extent
representing in excess of 65% of the total combined voting power of all classes of capital stock or other ownership interests therein entitled to vote in the election of directors, managers or trustees thereof (but including any profits, income or proceeds from any securities or other interests described under clauses (x) or (y) preceding paid to the Grantors, or either of them, in cash or other property [except for other NewCheck Securities or other securities or ownership interests in such foreign Subsidiary]).

	(iii) 	The term "Collateral Agent" shall have the meaning
assigned and ascribed to such term in the preamble of this Agreement.

	(iv)	The term "Collateral Event of Default" shall mean: (i)
the existence of an Event of Default under the Notes, or any of them (unless waived in accordance with the terms thereof); (ii) the inaccuracy in any material respect when made of any representation or warranty contained in Section 2.2 hereunder; or
(iii) any default in the performance or observance of any of the covenants or agreements of the Grantors contained in this Agreement (including, without limitation, the failure to perfect, preserve and protect any security interest hereunder in the manner provided by this Agreement), and the continuation of such default without cure beyond a period of 30 days after the earlier of: (x) written notice thereof by the Collateral Agent to the Grantor or
(y) actual knowledge obtained by a Responsible Officer of such default, unless in each case under clauses (x) or (y) of this clause (iv) such default is not reasonably susceptible to cure during such period, in which event a Collateral Event of Default shall be deemed not to have occurred unless the Grantors have not commenced such cure within such 30-day period or thereafter fail to continue diligently to pursue such cure.

	(v)	 The term "Computer Hardware and Software Collateral"
shall mean:

		(a)	all computer and other electronic data processing
hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drivers, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware of the Grantors, respectively;

		(b)	all software programs (including both source code,
object code and all related applications and data files), of
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the Grantors, respectively, designed for use on the computers and electronic data processing hardware described in clause
(a) immediately preceding;

		(c)	all licenses and leases of software programs held
by the Grantors, respectively;

		(d)	all firmware associated therewith;

		(e)	all documentation (including flow charts, logic
diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the immediately preceding clauses (a) through (c); and

		(f)	all rights of the Grantors, respectively, in
connection with all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

	(vi)	The term "Copyright Collateral" shall mean all
copyrights of the Grantors, respectively, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of the Grantors' respective right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, and all applications for registration thereof whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringement of any thereof, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

	(vii)	The term "8% Notes" shall have the meaning assigned and
ascribed to such term in the preamble of this Agreement.

	(viii)	The term "Equipment" shall mean all equipment of
the Grantors, respectively, in all of its forms, wherever located, including all machinery, components, parts and accessories installed thereon or affixed thereto and all parts thereof, all Fixtures and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor.

	(ix) 	The term "Fixtures" shall mean all items of Equipment of
the Grantors, respectively, that become so related to particular

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real estate that an interest in them arises under any real estate law applicable thereto.

	(x)	The term "Grantors" shall have the meaning assigned and
ascribed to such term in the preamble of this Agreement.

	(xi)	The term "Guaranty Agreement" shall have the meaning
assigned and ascribed to such term in the preamble of this Agreement.

	(xii)	The term "Indebtedness" shall mean the Parent's
obligations under the Notes.

	(xiii)	The term "Intellectual Property Collateral" shall
mean, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark
Collateral and the Trade Secrets Collateral.

	(xiv) The term "Inventory" shall mean all inventory of the Grantors, respectively, in all of its forms, wherever located, including:

		(a)	all merchandise, goods and other personal property
which are held for sale or lease, all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof;

		(b)	all goods in which the Grantors have an interest in
mass or a joint or other interest or right of any kind
(including goods in which the Grantors have an interest or right as consignee); and

		(c)	all goods which are returned to or repossessed by
the Grantors.

	(xv)	The term "NewCheck" shall mean NewCheck Corporation, a
Delaware corporation d/b/a Productivity Solutions, Inc. and any successor thereto.

	(xvi)	The term "NewCheck Securities" shall mean any and all
securities issued by NewCheck, including, without limitation, any and all shares of NewCheck's Series C Convertible Preferred Stock, $.0001 par value, NewCheck's 8% Convertible Note due 2005 and NewCheck's warrants (the "NewCheck Warrants") with respect to its common stock, $.0001 par value, and any contractual rights in connection therewith.

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	(xvii)	The term "New Securities" shall mean the Notes and
the shares of Series A-1 Preferred Stock, $1.00 par value, of the Parent issued contemporaneously with the initial Notes.

	(xviii)	The term "Notes" shall have the meaning assigned
and ascribed to such term in the preamble of this Agreement.

	(xix) 	The term "Old Notes" shall mean the Parent's 13-
1/4% Senior Discount Notes due 2004 exchanged for the New
Securities.

	(xx) 	The term "Parent" shall have the meaning assigned and
ascribed to such term in the preamble of this Agreement.

	(xxi) 	The term "Patent Collateral" shall mean:

		(a)	all letters patent and applications for letters
patent throughout the world of the Grantors, respectively, including all patent applications in preparation for filing anywhere in the world;

		(b)	all patent licenses held by the Grantors,
respectively;

		(c)	all reissues, divisions, continuations,
continuations-in-part, extensions, renewals and re-examinations of any of the items described in clauses (a) and
(b) immediately preceding; and

		(d)	all proceeds of, and rights associated with, the
foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license, and all rights corresponding thereto throughout the world.

	(xxii)	The term "Person" shall mean an individual, a
corporation, a partnership, limited liability company, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

	(xxiii) The term "Required Holders" shall mean those Secured Parties representing: (x) the Required Holders (as defined under the 10% Notes) or (y) the Required Holders (as defined under the 8% Notes).

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	(xxiv)	The term "Responsible Officer" shall mean the chief
executive officer, the chief operating officer or the chief operating officer of either of the Grantors.

	(xxv) The term "Secured Parties" shall mean the registered holders of the Notes from time to time.

	(xxvi)	The term "Subsidiary" shall mean, in respect of
either Grantor, any corporation, association, partnership, limited liability company, or other business entity of which more than 50% of the total voting power of its voting stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Grantor, (ii) such Grantor and one or more Subsidiaries of such Grantor, or (iii) one or more Subsidiaries of such Grantor, excluding, in each case, dormant entities; and provided however, that in no event shall NewCheck or any entity owned or controlled by NewCheck be deemed a Subsidiary of either Grantor or any Subsidiary of either Grantor.

	(xxvi)	The Term "Subsidiary Grantor" shall have the
meaning assigned and ascribed to such term in the preamble of this Agreement.

	(xxvii)	The term "Super-Required Holders" shall mean those
Secured Parties representing: (x) the Required Holders (as defined under the 10% Notes) and (y) the Required Holders (as defined under the 8% Notes).

	(xxviii) The term "10% Notes" shall have the meaning assigned and ascribed to such term in the preamble of this Agreement.

	(xxix) The term "Trademark Collateral" means:

		(a)	all trademarks, trade names, corporate names,
company names, business names, fictitious business names, trade styles, service marks, certificating marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear and designs of a like nature (all of the foregoing items in this clause (a) being collectively called a "Trademark") of the Grantors, respectively, anywhere in the world, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith (other than "intent to use" applications until a verified statement of use is filed with respect to such applications), whether pending or in preparation for filing,

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	including registrations, recordings and applications in the
United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country;

		(b)	all Trademark licenses held by the Grantors,
respectively;

		(c)	all reissues, extensions or renewals of any of the
items described in clauses (a) and (b) immediately preceding;

		(d)	all of the goodwill of the business connected with
the use of, and symbolized by the items described in clauses
(a) and (b) immediately preceding; and

		(e)	all proceeds of, and rights associated with, the
foregoing, including any claim against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the good will associated with the use of any such Trademark or for breach of enforcement of any Trademark license.

	(xxx) The term "Trade Secrets Collateral" shall mean common law and statutory trade secrets and all other confidential or proprietary information and all know-how obtained by or used in or contemplated at any time for use in the ordinary course of business (all of the foregoing being collectively called a "Trade Secret") of the Grantors, respectively, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses held by the Grantor's, respectively, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any such Trade Secret and for the breach or enforcement of any such Trade Secret license.

	(xxxi) The term "Uniform Commercial Code" shall mean the Uniform Commercial Code as from time to time in effect in the State of New York or, with respect to any Collateral located in any state or jurisdiction other than the State of New York, the Uniform Commercial Code as from time to time in effect in such state or jurisdiction.


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SECTION II

SECURITY

2.1 Grant of Security. To secure the prompt payment when due of the Indebtedness, and the performance and observance by the Parent of its other covenants, obligations and conditions under the Notes, and the performance and observance by the Subsidiary Guarantor of its covenants, obligations and conditions under the Guaranty Agreement, in each case until the satisfaction or discharge of the Notes, the Grantors hereby assign and pledge to the Collateral Agent for its benefit and the ratable benefit of each of the Secured Parties, and grant to the Collateral Agent for its benefit and the ratable benefit of each of the Secured Parties, a continuing first priority security interest in all of the Grantors' respective right, title and interest in and to the Collateral. Such security interest shall be perfected in accordance with the provisions of this Agreement. Notwithstanding the foregoing, such grant of security interest shall not extend to, and the term "Collateral" shall not include: (x) any asset or property not assignable or capable of being encumbered as a matter of law or pursuant to the terms on which the Grantors, or either of them, holds, owns or uses such asset or property; or (y) any compensating balances (which may include cash, cash equivalents, money-market securities and other highly-liquid securities) maintained with financial institutions to secure letters of credit, in all cases issued in the ordinary course of business of a Grantor.

2.2	 Certain Warranties. Each of the Grantors covenants
and warrants that the Grantors, respectively, are the owners of the Collateral, and will be the owners of the Collateral to be acquired after the date hereof, free from any lien, security interest or encumbrance, except as permitted herein or by the Notes. The Grantors further represent and warrant that: (a) each has full power and authority to enter into this Agreement and (in the case of the Parent) to issue the New Securities to be issued in exchange for the Old Notes and (in the case of the Subsidiary Guarantor) to enter into the Guaranty Agreement, and that the issuance of the New Securities by the Parent and its execution and delivery of this Agreement, and the execution and delivery by the Subsidiary Guarantor of this Agreement and the Guaranty Agreement, have been duly authorized by all necessary corporate action; (b) the New Securities and this Agreement constitute the valid and legally enforceable obligations of the Parent, and this Agreement and the Guaranty Agreement constitute the valid and legally enforceable obligations of the Subsidiary Guarantor, enforceable against them, respectively, in accordance
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with the terms thereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies; (c) none of the issuance of the New Securities by the Parent nor its execution and delivery of this Agreement, nor the execution and delivery of this Agreement or the Guaranty Agreement by the Subsidiary Guarantor, violates any provision of the certificate of incorporation or by-laws of the Grantors, or either of them, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency, binding upon the Grantors, or either of them, or conflict with or result in the breach of any contract or agreement to which the Grantors, or either of them is a party; (d) the chief executive offices and principal place of business of each of the Grantors are located at 488 Main Avenue, Norwalk, Connecticut, the sole additional places of business of each of the Grantors (other than where Collateral is leased or rented to customers in the ordinary course of business) are at 330 Codman Hill Road, Boxborough, Massachusetts and 6 Way Road, Middlefield, Connecticut, and all of the Collateral consisting of Inventory and Equipment (other than as leased or rented to customers in the ordinary course of business and other than items without material value) is held at such locations and at such other locations as may be identified on Schedule 1 to this Agreement; and (e) this Agreement creates a valid first priority security interest in all Collateral in which a security interest may be perfected under the Uniform Commercial Code (other than items not material in value), and all filings and other actions necessary to perfect such security interest in such Collateral have been duly taken (including, without limitation, the filing of appropriate financing statements describing the Collateral in the State of Connecticut and the Common-wealth of Massachusetts and appropriate filings with the U.S. Patent and Trademark Office).

2.3 Certain Covenants. To protect the security afforded by this Agreement, each of the Grantors agrees as follows:

(a) The Grantors will faithfully abide by, perform and discharge each and every obligation, covenant, condition, duty and agreement to be performed by the Grantors so as to prevent the material impairment of the Collateral, taken as a whole;

(b)	The Grantors will not sell, exchange, assign,
loan, deliver, lease, mortgage, pledge, encumber or otherwise dispose of any Collateral, except that (unless a Collateral
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Event of Default has occurred and is continuing) the Grantors, and either of them, shall have the right to sell, exchange, assign, loan, deliver, lease, mortgage, pledge, encumber or otherwise dispose of any Collateral (free of the lien hereunder): (x) in the ordinary course of the Grantors' respective businesses or (y) in a transaction which, taken as a whole, shall be beneficial to the Grantors, as determined in good faith by the Parent's board of directors taking into account the interests of the Collateral Agent and the Secured Parties hereunder and under the Notes, or as otherwise permitted under the Notes. Notwithstanding the foregoing, the Grantors will not sell, exchange, assign, loan, deliver, lease, mortgage, pledge, encumber or otherwise dispose of any NewCheck Securities, except that (unless a Collateral Event of Default has occurred or is continuing) the Grantors, and either of them, shall have the right, in accordance with the immediately preceding sentence, to sell, exchange, assign, loan, deliver, lease, mortgage, pledge or encumber or otherwise dispose of any and all NewCheck Warrants to any employees, consultants or officers of the Grantors, or either of them. Without limiting the generality of the foregoing, no provision contained in this Agreement shall be construed as interfering at any time with the continued use of any Intellectual Property Collateral licensed by the Grantors in accordance with the immediately preceding sentence.

(c) At the Grantors' sole cost and expense, the Grantors will appear in and defend or, in their discretion, compromise or settle, if such compromise or settlement shall, taken as a whole, be beneficial to the Grantors, any action or proceeding arising under, growing out of or in any manner connected with the Collateral.

(d) The Grantors shall, at their expense, maintain the Collateral in a good condition and state of repair in all material respects; and will pay and discharge when due all taxes, liens and other impositions thereupon, as well as the cost of repairs to, and maintenance of, the same, so as not materially to impair the value thereof or the security interest granted by this Agreement.

(e) The Grantors warrant that they will not change their respective chief executive offices or principal places of business nor acquire any additional place of business without giving the Collateral Agent at least 30 days' prior written notice thereof and taking such steps as are reasonably appropriate or are required hereunder to perfect the first

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priority security interest granted hereunder (other than with respect to items not material in value).

(f) The Grantors shall carry such insurance upon the Collateral as is required by the Notes.

(g) The Grantors will take all reasonably necessary steps, including in any proceeding before the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, all of the Patent Collateral and the Trademarks Collateral, including the filing of all applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, in each event if the Grantors determine that such registration would reasonably be granted and if such registration would result in significant commercial benefit to the Grantors.

(h)	The Collateral Agent shall, upon reasonable prior
notice during customary business hours, have access to and the right of inspection of any part or all of the Collateral and the records of the Grantors with respect thereto (and the right to make extracts from such records).

(i)	Should either of the Grantors fail to make any
payment, do any act or refrain from any act which this Agreement requires the Grantors to make, do or refrain from, respectively, then the Collateral Agent may, upon prior written notice to the Grantors, but shall have no obligation to (and shall not thereby release the Grantors from any obligation hereunder), make, do or prevent the same, respectively, in such manner and to such extent as the Collateral Agent may deem necessary or advisable to protect the security provided hereby, which rights of the Collateral Agent shall specifically include, without limiting the Collateral Agent's general powers herein granted, the right to appear in and defend any action or proceeding purporting to affect the security hereof and the rights or powers of the Collateral Agent hereunder (or any of them), and also the right to perform and discharge each and every one, or any one or more, of the obligations, covenants, conditions, duties and agreements of each of the Grantors concerning the Collateral; and in exercising any such powers, the Collateral Agent may pay necessary or advisable costs and expenses, employ counsel and incur and pay reasonable attorneys' fees, and the Grantors will reimburse the Collateral Agent for such reasonable costs, expenses and fees.
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2.4 Filings. The Grantors will, from time to time and at
the Grantors' expense, do and perform any other act or acts and will execute, acknowledge, deliver, file, register, record and deposit (and will refile, reregister, rerecord and redeposit whenever required) any and all further instruments required by law and reasonably requested by the Collateral Agent in order to confirm, or further assure, the first priority perfected security interest of the Collateral Agent for its benefit and the ratable benefit of each of the Secured Parties hereunder, including, but not limited to, filings on Uniform Commercial Code forms and including filings with the United States Patent and Trademark Office and the United States Copyright Office. The Collateral Agent shall from time to time at the request of the Grantors execute, acknowledge, deliver, file, register, record and deposit such documentation, and perform such other act or acts reasonably requested by the Grantors (including, without limitation, the return of Collateral) in order to evidence the release of the security interest hereunder in whole or in part, once the Collateral Agent or the Secured Parties have relinquished the security interest hereunder in particular Collateral, and, in whole, upon the satisfaction or discharge of the Notes.

2.5 Power of Attorney. The Grantors do hereby make, constitute and appoint, with effect from and after a Collateral Event of Default, the Collateral Agent and any officer or agent of the Collateral Agent as the Grantors' true and lawful attorney-in-fact, with power to endorse the name of the Grantors upon any notes, checks, drafts, money orders, or other instruments of payment with respect to the Collateral that may come into possession of the Collateral Agent in full or part payment of the Indebtedness; to sign and endorse the name of the Grantors upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, certifications and notices in connection with the Collateral, and any instruments or documents relating thereto or to the Grantors' rights therein; to execute (in the name, place, and stead of the Grantors) endorsements, assignments, and other instruments of conveyance or transfer with respect to all or any of the Collateral; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to the Grantors may be delivered directly to the Collateral Agent; granting unto the Grantors' said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Grantors might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be
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irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as any Indebtedness is outstanding.

2.6 Third Party Communication. The Grantors shall cause a copy of each and every notice or communication received from any other party notifying the Grantors of any default, event of default, breach or other violation, on the part of the Grantors, with respect to the Collateral to be promptly delivered to the Collateral Agent, unless such notice or communication is received by the Grantors in the ordinary course of business and such default, event of default, breach or other violation will not materially impair the Collateral.

SECTION III

REMEDIES UPON DEFAULT

3.1 Remedies. (a) Upon any Collateral Event of Default, unless cured or waived, and the acceleration prior to the stated maturity thereof of the 10% Notes or the 8% Notes, and without further demand, the Grantors agree immediately to assemble the Collateral and make it available to the Collateral Agent at the place and time reasonably designated by the Collateral Agent. The Collateral Agent shall thereupon be entitled to immediate possession of the Collateral and the Collateral Agent may: (i) enter any premises where any Collateral may be located for the purpose of taking possession of and removing the same, and (ii) sell, assign, lease or otherwise dispose of the Collateral or any part thereof, either at public or private sale acceptable to the Collateral Agent, all at the Collateral Agent's sole option and as it, in its sole discretion, may deem advisable, and the Collateral Agent or any Secured Party may bid or become purchaser at any such sale if public, free from any right of redemption which is hereby expressly waived by the Grantors. Until sale, the Collateral Agent may store the Collateral on the premises where it is located when seized, and if said premises are the property of the Grantors, the Grantors agree not to charge the Collateral Agent for storage thereof. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold in a recognized market, the Collateral Agent will give the Grantors reasonable notice of the time and place of any public sale or the time after which any private sale or other intended disposition will be made. The requirement of reasonable notice shall be met if such notice is received by the Grantors at least ten days before the time of the sale or disposition. The Collateral Agent may adjourn any public or private sale or other disposition from time to time by announcement at the time and place fixed therefor, and such sale or other disposition may, without further notice, be made at the time and place to which it was so adjourned.

(b) The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Collateral shall be applied:

(x) first, to the expenses (including all reasonable attorneys' fees) of preparing for sale, storing, processing, selling, collecting, and liquidating the Collateral and the like; and

(y) second, to the satisfaction of all Indebtedness and other amounts due arising under the 10% Notes and/or the Guaranty Agreement in relation thereto; and

(z) third, to the satisfaction of all Indebtedness and other amounts due arising under the 8% Notes and/or the Guaranty Agreement in relation thereto.

The Grantors shall be liable to the Secured Parties and shall pay to the Collateral Agent on demand, any deficiency in the Indebtedness then due and owing which may remain after such sale, disposition, collection or liquidation of Collateral, and the Collateral Agent in turn agrees to remit to the Grantors, or other persons as their interest appear, any surplus remaining after all such liabilities have been paid in full.

(c)	To facilitate the exercise by the Collateral Agent of
the rights and remedies set forth in this Section III, the Grantors hereby constitute the Collateral Agent or any other person whom the Collateral Agent may designate, with effect from and after the occurrence of a Collateral Event of Default, until cured or waived, as attorney-in-fact for the Grantors, at the Grantors' expense, to exercise all or any of the foregoing powers, and other powers incidental to the foregoing, all of which, being coupled with an interest, shall be irrevocable, shall continue until all Indebtedness has been paid in full or otherwise discharged and shall be in addition to any other rights and remedies that the Collateral Agent may have.

3.2 License. For the purpose of enabling the Collateral
Agent to exercise its rights and remedies under this Section III at such time as the Collateral Agent, without regard to this
Section 3.2, shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each of the Grantors grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license and sublicense any Intellectual Property Collateral owned or hereafter acquired by either of the Grantors, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

3.3 Additional Remedies. The Collateral Agent may at any time or from time to time exercise in respect of the Collateral in addition to all other rights, powers and remedies provided for herein, in the Notes, or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the Collateral) and under any other applicable law as in effect in any relevant jurisdiction.

3.4 No Claims. To the extent permitted by applicable law, the Grantors waive all claims, damages and demands against the Collateral Agent and the Secured Parties arising out of the exercise of any rights under this Agreement, except to the extent arising from the gross negligence or willful misconduct of the Collateral Agent or the Secured Parties, as the case may be.

3.5 Injunctive Relief. The Grantors recognize that during the existence of a Collateral Event of Default, no remedy at law will provide adequate relief to the Collateral Agent and the Secured Parties, and the Grantors agree that the Collateral Agent shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

3.6 Cumulative Remedies. The rights and remedies provided under this Agreement are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided at law or in equity or in the Notes.

SECTION IV

CONTINUING LIABILITY

Each of the Grantors hereby agrees that, anything herein to the contrary notwithstanding, the Grantors shall remain liable under each contract, agreement, interest or obligation assigned, or as to which a security interest has been granted, to the Collateral Agent hereunder to observe and perform all the covenants, conditions and obligations to be observed and performed by the Grantors thereunder, all in accordance with and pursuant to the terms and provisions thereof. The Collateral Agent shall have no duty, responsibility, obligation or liability under any such obligation by reason of or arising out of this Agreement or the granting to the Collateral Agent of a security interest therein or the receipt by the Collateral Agent of any payment relating to any such obligation pursuant hereto, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of the Grantors thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it, in which it has been granted a security interest or to which it may be entitled at any time or times.

SECTION V

AGENCY

5.1	General Rights. (a) The Collateral Agent shall be
empowered to take all such actions on behalf of the Secured Parties set forth under the provisions of this Agreement and exercise such powers and perform such duties as are expressly delegated to the Collateral Agent hereunder. Notwithstanding any provision to the contrary elsewhere herein, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, or any fiduciary relationship with any Secured Party, and no implied covenants, functions or responsibilities shall be read into this Agreement or otherwise exist against the Collateral Agent. The Collateral Agent shall not be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, or in connection with the Collateral, unless caused by its gross negligence or willful misconduct.

	(b)	The Collateral Agent will give notice to the Secured
Parties of any action taken hereunder; such notice shall be given prior to the taking of such action unless the Collateral Agent determines that to do so would be detrimental to the interests of the Secured Parties, in which event such notice shall be given promptly after the taking of such action.

	(c)	Notwithstanding anything to the contrary in this
Agreement, the Collateral Agent shall not be required to exercise any rights or remedies hereunder or give any consent hereunder unless it shall have been authorized or directed to do so by the Required Holders consistent with the terms hereof.

5.2	Rights of Collateral Agent. (a) The Collateral Agent may
execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

	(b)	Neither the Collateral Agent nor any of its officers,
directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations.
or warranties made by the Grantors or any representative thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Grantors to perform their obligations hereunder. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Grantors.

	(c)	(i)	The Collateral Agent shall be entitled to rely, and
shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Grantors), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement (x) if such action would, in the opinion of the Collateral Agent, be contrary to law or the terms of this Agreement, or (y) if, in connection with the taking of any such action that would constitute an exercise of remedies under this Agreement, it shall not first be indemnified to its satisfaction by the Secured Parties or the Grantors against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

		(ii)	Absent actual knowledge, the Collateral Agent shall
not be deemed to have constructive, direct or indirect knowledge or notice of the occurrence of any Collateral Event of Default unless and until the Collateral Agent has received a notice or a certificate stating that a Collateral Event of Default has occurred from a Secured Party or the Grantors. The Collateral
Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Collateral Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. The
Collateral Agent may, but shall not be obligated to, take action hereunder on the basis of the occurrence of a Collateral Event of Default whether or not the Collateral Agent has received any notice or certificate stating that a Collateral Event of Default has occurred. No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

	(f)	 The Grantors will upon demand pay to the Collateral
Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel (and any local counsel) and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral,
(iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent or the Secured Parties hereunder or under the other Security Documents or (iv) the failure by the Grantors to perform or observe any of the provisions hereof.

	5.3	Lack of Reliance on the Collateral Agent. Neither the
Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any repre-sentations or warranties to any Secured Party and no act by the Collateral Agent hereinafter taken shall be deemed to constitute any representation or warranty by the Collateral Agent to any Secured Party. Except for notices and other documents expressly required to be furnished to the Secured Parties by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide any Secured Party with any notice or other document which may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

	5.4	Indemnification. The Grantors shall indemnify the
Collateral Agent in its capacity as such, and the Secured Parties, and each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Collateral Agent in its capacity as such or the Secured Parties, or any of them, in any way relating to or arising out of this Agreement, or the performance of its duties as Collateral Agent hereunder or any action taken or omitted by the Collateral Agent in its capacity as such under or in connection with any of the foregoing; provided that the Grantors shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the Collateral Agent or any Secured Party to the extent that any of the foregoing result from the gross negligence or willful misconduct of such Collateral Agent or such Secured Party, as finally judicially determined. The agreements in this Section 5.4 shall survive the payment of the Indebtedness.

	5.5	Resignation or Removal of the Collateral Agent. The
Collateral Agent may resign as Collateral Agent upon ten days' notice to the Secured Parties and may be removed at any time with or without cause by the Super-Required Holders, with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section
5.5. If the Collateral Agent shall resign or be removed as Collateral Agent under this Agreement, then the Super-Required Holders shall (and if no such successor shall have been appointed within 30 days of the Collateral Agent's resignation or removal, the Collateral Agent may) appoint a successor agent for the Secured Parties, which successor agent shall be reasonably acceptable to the Grantors, whereupon such successor agent shall succeed to the rights, powers and duties of the "Collateral
Agent", and the term "Collateral Agent" shall mean such successor agent effective upon its appointment, and the former Collateral

Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the other Secured Parties; provided, however, that the resigning Collateral Agent shall deliver to the successor Collateral Agent all Collateral, and copies of all filings, recordings and all other instruments and documents, then in its possession, and shall take all further action that the successor Collateral Agent may reasonably request. After any retiring Collateral Agent's resignation or removal hereunder as Collateral Agent, the provisions of this Section V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

SECTION VI

MISCELLANEOUS

6.1	Limitation by Law. All rights, remedies and powers
provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, unenforceable, in whole or in part, nor not entitled to be recorded, registered, or filed under the provisions of any applicable law.

6.2	Severability. Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction the substantive laws of which are held to be applicable hereto shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.3	Amendments; Waivers. (a) This Agreement shall be
subject to amendment without notice to any of the Secured
Parties but with the written consent of the Super-Required
Holders, the Collateral Agent and the Grantors; provided, however, that without the consent of each Secured Party, an amendment may not:

(i)	modify the definition of Required Holders or
Super-Required Holders; or

(ii) make any change in this Section 6.3.

It shall not be necessary for the consent of any Secured Party under this Section 6.3 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. After an amendment under this
Section 6.3 becomes effective, the Collateral Agent shall mail to the Secured Parties notice thereof. The failure to give such notice, or any defect therein, shall not impair or affect the validity of an amendment under this Section 6.3.

	(b)	The Super-Required Holders may further waive any
default or Collateral Event of Default under this Agreement, and the consequences of any such default or Collateral Event of Default, except: (i) a Collateral Event of Default consisting of an Event of Default under the Notes not waived thereunder, or
(ii) a default or Collateral Event of Default arising from a provision that under paragraph (a) of this Section 6.3 cannot be amended without the consent of each Secured Party. When a default or Collateral Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or Collateral Event of Default or impair any consequent right.

6.4	Binding Effect; Successors and Assigns. This Agreement
shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the Secured Parties and shall inure to the benefit of their respective successors and permitted assigns, and nothing herein or in any of the Notes is intended or shall be construed to give any person, other than such successors or assigns, any right, remedy or claim under, to or in respect of this Agreement or the Collateral.

6.5	Termination. This Agreement shall continue in full
force and effect so long as any Indebtedness remains outstanding. This Agreement shall automatically terminate, without further action by any party, upon a full cash payment of the Indebtedness.

6.6	Note Register. The Collateral Agent shall have access
during reasonable business hours upon reasonable prior notice to the Parent to each register of the Notes maintained by the Parent.

6.7	Notices. All notices or other communications hereunder
shall be given in the manner and to the addresses determined under the Notes, and, if to the Collateral Agent, shall be given in such manner to the address hereinbelow set forth, and shall be effective when received.

6.8	Applicable Law. This Agreement shall be governed by,
and be construed and interpreted in accordance with, the internal laws of the State of New York without reference to principles of conflict of laws, except as required by mandatory provisions of law.

6.9	Grantors' Waivers. TO THE EXTENT PERMITTED BY
APPLICABLE LAW, NO GRANTOR SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE COLLATERAL AGENT AND EACH SECURED PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY INSTRUMENT CONTEMPLATED HEREBY.

6.10	Attorneys' Fees. Upon any Collateral Event of Default,
the Collateral Agent's reasonable attorneys' fees and the legal and other expenses for pursuing, searching for, receiving, taking, keeping, storing, advertising, and selling the Collateral shall be chargeable to the Grantors and shall be deemed to be Indebtedness.

6.11	Submission To Jurisdiction. THE GRANTORS, AND EACH OF
THEM, HEREBY IRREVOCABLY SUBMIT AND CONSENT TO THE NONEXCLUSIVE JURSIDICTION OF THE FEDERAL AND STATE COURTS LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN (EXCEPT THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL SHALL BE BROUGHT, AT THE OPTION OF THE COLLATERAL AGENT, IN THE COURTS OF ANY OTHER JURISDICTION WHERE SUCH COLLATERAL MAY BE FOUND) AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS, AND UNCONDITIONALLY WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED UPON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDINGS IN ANY SUCH COURT AND WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY DELIVERY TO THE GRANTORS, AND EACH OF THEM, AS SET FORTH IN SECTION 6.7 HEREOF. NOTHING CONTAINED IN THIS
SECTION 6.11 SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY JURISDICTION AGAINST THE MAKERS OR TO ENFORCE A JUDGMENT OBTAINED IN THE COURTS OF ANY OTHER JURISDICTION.

6.12	Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW,
THE GRANTORS, AND EACH OF THEM, HEREBY WAIVE ANY RIGHT THEY MAY
HAVE TO A TRIAL BY JURY IN ANY ACTION BROUGHT UNDER THIS
AGREEMENT.

6.13	Subsidiary Guarantor. This Agreement shall, upon
compliance with the applicable provisions of the Notes, be deemed amended to include such additional Subsidiary or Subsidiaries (as defined in the Notes) of the Parent required to enter into this Agreement, as Subsidiary Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers of the date first set forth above.

Attest:					ELECTRONIC RETAILING SYSTEMS
   INTERNATIONAL, INC., a Delaware
						    corporation
s/Jerry McAuliffe
-------------------------
Assistant Secretary			By s/Bruce F. Failing, Jr.
   -----------------------------
						     Vice Chairman and CEO

Attest:	ELECTRONIC RETAILING SYSTEMS
   INTERNATIONAL, INC., a
   Connecticut corporation

s/Jerry McAuliffe
--------------------------	By s/Bruce F. Failing, Jr.
Assistant Secretary	  ------------------------------
	     President

ACCEPTED:

COLLATERAL AGENT:

UNITED STATES TRUST COMPANY
    OF NEW YORK


By s/Louis P. Young
    -----------------------
    Vice President

Address:  114 West 47th Street
          New York, New York 10036

Schedule 1

1.	82 West Clark Street
West Haven, Connecticut 06516

2.	32 Henry Street
Bethel, Connecticut 06801



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corp\ers\agreemnt\assignment and security